GRIFFON CORPORATION ANNOUNCES RECORD OPERATING RESULTS FOR THE FOURTH QUARTER
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 AND FISCAL YEAR ENDED SEPTEMBER 30, 2004 AND INCREASE IN STOCK BUYBACK PROGRAM
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     Jericho, New York, November 4, 2004 - Griffon Corporation  (NYSE:GFF) today announced record operating results for the fourth quarter and fiscal year ended September 30, 2004. The increases in sales and earnings in the fourth quarter were primarily attributable to the garage doors segment; improved full-year operating results were driven by higher sales and earnings in each of the company's business units

     Net sales for the fourth quarter increased to $369,723,000, up from $362,619,000 for the fourth quarter of fiscal 2003. Pretax income for the quarter rose to $34,983,000 compared to $31,565,000 for last year's fourth quarter. Net income for the current quarter was $18,925,000 compared to $16,163,000 for the last quarter of 2003. Diluted earnings per share was $.61 for the fourth quarter of fiscal 2004 compared to $.50 in last year's fourth quarter.

     Net sales for the fiscal year ended September 30, 2004 were $1,393,809,000 compared to $1,254,650,000 for fiscal 2003. Pretax income for fiscal 2004 increased to $104,749,000 from $83,065,000 last year. Net income for fiscal 2004 was a record $53,859,000, and diluted earnings per share rose to $1.71 compared to $1.28 in 2003.

     The company's building products operations performed well throughout the year, achieving higher sales and earnings. The fourth quarter was particularly strong for the garage

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doors segment with sales increasing due to improved pricing,  higher unit volume
and  favorable   product  mix.   Garage  doors'   operating   profits   improved
substantially in the last quarter of the year on the strength of the sales increase, improved manufacturing efficiencies and effective expense control, tempered by the effect of higher steel costs. Installation services' operating results were down slightly compared to last year's fourth quarter, however, the segment had an outstanding year reflecting gains in sales, earnings and margins.

     In fiscal 2004, specialty plastic films achieved record sales and earnings. The segment had lower sales and profits in the fourth quarter of fiscal 2004 due to customer driven product design changes, which had the effect of reducing revenue, and an increase in raw material (resin) prices, partly offset by increased efficiencies. Earnings growth for fiscal 2004, driven by an increase in sales and improved manufacturing efficiencies, was especially impressive since specialty plastic films was addressing the product design changes, execution of a significant capital expansion program and increasing raw material prices.

     Telephonics, the company's electronic information and communication systems segment, had a solid fourth quarter, and finished the year with substantially increased sales and profits. Contributing to the improved operating results were deliveries under a homeland security contract for Ground Surveillance Radar Systems for U.S. Air Force bases worldwide, sales in connection with an award to develop, manufacture and deliver an advanced surveillance radar for the Canadian Air Force's CP-140 Aurora Incremental Modernization Program and good performance under other ongoing programs.

     The company's record operating performance in fiscal 2004 generated substantial cash flow. Cash generated from operations for the year was $106,000,000, funding capital expenditures of $56,000,000, primarily for the specialty plastic films segment. Also, the

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company continued its stock buyback program,  using approximately  $8,000,000 in the quarter to acquire 400,000 shares of common stock. For the year, the company acquired a total of 1.3 million shares for $28,000,000. The Board of Directors has authorized a one million share increase in the company's stock buyback program, bringing the current authorization to 1.9 million shares.


Griffon Corporation -

o is a leading manufacturer and marketer of residential, commercial and industrial garage doors sold to professional installing dealers and major home center retail chains;

o installs and services specialty building products and systems, primarily garage doors, openers, fireplaces and cabinets, for new construction markets through a substantial network of operations located throughout the country;

o is an international leader in the development and production of embossed and laminated specialty plastic films used in the baby diaper, feminine napkin, adult incontinent, surgical and patient care markets; and

o    develops  and  manufactures   information  and  communication  systems  for
     government and commercial markets worldwide.





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     "Safe Harbor" Statement under the Private Securities  Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation statements regarding the company's financial position, business strategy and the plans and objectives of the company's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the company or
its  management,   identify  forward-looking  statements.  Such  forward-looking statements are based on the beliefs of the company's management, as well as assumptions made by and information currently available to the company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business and economic conditions, competitive factors and pricing pressures, capacity and supply constraints. Such statements reflect the views of the company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the company. Readers are cautioned not to place undue reliance on these forward-looking statements. The company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.



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

                               GRIFFON CORPORATION
                               -------------------

                              OPERATING HIGHLIGHTS
                              --------------------
                   (in thousands except for per share amounts)

                                                            For the Three Months Ended       For the Twelve Months Ended
                                                                   September 30,                    September 30,
                                                            --------------------------       ---------------------------

                                                                 2004            2003           2004            2003
                                                                 ----            ----           ----            ----
 Net sales:
   Garage Doors                                               $ 138,103      $ 125,794     $   476,581     $   428,437
   Installation Services                                         78,055         78,718         306,992         289,409
   Specialty Plastic Films                                      100,667        104,389         411,346         381,910
   Electronic Information and Communication Systems              58,473         59,819         220,674         178,693
   Intersegment eliminations                                     (5,575)        (6,101)        (21,784)        (23,799)
                                                              ----------     ----------     -----------    ------------
                                                              $ 369,723      $ 362,619     $ 1,393,809     $ 1,254,650
                                                              ==========     ==========    ============    ============

 Operating income:
   Garage Doors                                               $  15,738      $  10,836     $    42,600     $    33,755
   Installation Services                                          2,716          3,180          10,909           7,380
   Specialty Plastic Films                                       13,793         14,779          52,655          44,244
   Electronic Information and Communication Systems               8,288          7,698          20,224          14,161
                                                              ---------      ---------     -----------     ------------
     Segment operating income                                    40,535         36,493         126,388          99,540
 Unallocated amounts                                             (3,950)        (3,202)        (14,643)        (12,290)
 Interest expense, net                                           (1,602)        (1,726)         (6,996)         (4,185)
                                                              ---------      ---------     -----------     ------------
   Income before income taxes                                    34,983         31,565         104,749          83,065
 Provision for income taxes                                     (12,943)       (11,995)        (38,757)        (29,876)(1)
                                                              ---------      ---------     -----------     -----------
   Income before minority interest                               22,040         19,570          65,992          53,189
 Minority interest                                               (3,115)        (3,407)        (12,133)        (10,167)
                                                              ---------      ---------     -----------     -----------
   Net income                                                 $  18,925      $  16,163     $    53,859     $    43,022
                                                              =========      =========     ===========     ===========
 Earnings per share of common stock:
      Basic                                                       $ .64          $ .53          $ 1.81          $ 1.33
                                                                  =====          =====          ======          ======
      Diluted                                                     $ .61          $ .50          $ 1.71          $ 1.28
                                                                  =====          =====          ======          ======

 (1) Includes benefit of $1.7 million in 2003 on resolution of tax contingencies and finalization of income taxes on foreign earnings and remittances.